CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gallery Trust of our report dated December 27, 2018, relating to the financial statements and financial highlights, which appears in Mondrian International Value Equity Fund, Mondrian Emerging Markets Value Equity Fund, and Mondrian International Government Fixed Income Fund’s Annual Report on Form N-CSR for the periods ended October 31, 2018. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2019